Exhibit 10.3

FORM OF STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of [•], 2007 (this “Agreement”), by and among BBV VIETNAM S.E.A. ACQUISITION CORP., a Marshall Islands corporation (the “Company”), the initial shareholders listed as “Initial Shareholders” on the signature page hereto (collectively, the “Initial Shareholders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation, as escrow agent (the “Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated [•], 2007 (the “Underwriting Agreement”), with Ladenburg Thalmann & Co. Inc. and Chardan Capital Markets, LLC, as colead managing underwriters (the “Representatives”), pursuant to which, among other matters, the underwriters have agreed to purchase units (the “Units”) of the Company. Each Unit consists of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one warrant, each warrant to purchase one share of Common Stock (the “Warrant”), all as more fully described in the Company’s final prospectus, dated [•], 2007 (the “Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-146829) under the Securities Act of 1933, as amended (the “Registration Statement”), declared effective on [•], 2007 (the “Effective Date”);

WHEREAS, the Initial Shareholders have agreed, as a condition of the sale of the Units to the Representative, to deposit all of the shares of Common Stock of the Company outstanding prior to such sale, as set forth opposite their respective names in Exhibit B attached hereto (collectively, the “Escrow Shares”), in escrow as hereinafter provided; and

WHEREAS, the Company and the Initial Shareholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Appointment of Escrow Agent. The Company and the Initial Shareholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On or before the Effective Date, each of the Initial Shareholders shall deliver to the Escrow Agent certificates representing his, her or its respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. Each Initial Shareholder acknowledges that the certificate representing his, her or its Escrow Shares bears a legend reflecting the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares until one year after the consummation of the Company’s initial business combination (as described in the Prospectus, the “Initial Business Combination”) (the “Escrow Period”), on which date it shall, upon written instructions from the Company and each Initial Shareholder, disburse each of the Initial Shareholder’s Escrow Shares (and any applicable stock power) to such Initial Shareholder or its Permitted Transferees, as defined below; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.8 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided, further, that if, after the Company consummates its Initial Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the shareholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a certificate executed by the Chairman of the Board, President or other authorized officer of the Company (or the surviving entity), in form reasonably acceptable to the Escrow Agent, that such transaction is then being consummated or such conditions have been achieved, as applicable, release the respective Escrow Shares to the Initial Shareholders or their Permitted Transferees upon consummation of such transaction so that they can similarly participate. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

4. Rights of Initial Shareholders in Escrow Shares.

4.1 Voting Rights as a Shareholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, the Initial Shareholders and their Permitted Transferees shall retain all of their rights as shareholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Shareholders, but all dividends payable in stock or other noncash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares, except (i) to the Company’s directors, officers or employees or their affiliates or (ii) to family members and trusts of permitted assignees for estate planning purposes, or upon the death of any such person, to an estate or beneficiaries of permitted assignees (the “Permitted Transferees”); in each case, such transferee will be subject to the same transfer restrictions as the Initial Shareholders until after the Company completes its Initial Business Combination; provided, however, that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Representatives, the Company and the Initial Shareholder transferring the Escrow Shares. During the Escrow Period, the Initial Shareholders and their Permitted Transferees shall not pledge or grant a security interest in the Escrow Shares or grant a security interest in their rights under this Agreement without the prior written consent of the Company.

4.4 Insider Letters. Each of the Initial Shareholders has executed a letter agreement with Representative and the Company, dated as indicated on Exhibit B hereto, and which is filed as an exhibit to the Registration Statement (each, an “Insider Letter”), respecting the rights and obligations of such Initial Shareholder in certain events, including but not limited to the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless the Escrow Agent shall have given its prior written consent thereto.

 5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt by the Escrow Agent of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to the fees set forth on Exhibit A hereto for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all reasonable counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Initial Shareholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure the Escrow Agent that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice thereof and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder. If no new escrow agent is appointed by the Company within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent subject to all of the terms of this Agreement and the delivery, by the Escrow Agent, of the Escrow Shares to such successor escrow agent.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. Miscellaneous.

6.1 Waiver of Claims Against Trust Account. Notwithstanding any other provision of this Agreement, the Escrow Agent confirms its understanding that the Company has established a trust account (as described in the Prospectus, the “Trust Account”) relating to the Units being sold pursuant to the Prospectus. The Escrow Agent acknowledges that the Trust Account will exist for the benefit of the Company’s public shareholders and the monies from the Trust Account may only be disbursed upon the occurrence of certain events, as more fully described in the Prospectus. The Escrow Agent agrees that neither it nor any of its affiliates have or will have any right, title, interest or claim in or to the monies in the Trust Account, and the Escrow Agent hereby waives any and all right, title, interest of claim of any kind in or to any distribution of any property held in the Trust Account that it or its affiliates may have now or in the future and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any claim of any kind against the Trust Account for any reason whatsoever, including in respect of the Company’s indemnification obligations set forth in this Agreement.

6.2 Governing Law. This Agreement shall, for all purposes, be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction (whether of the State of New York or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of New York). Each of the Company, the Initial Shareholders and the Escrow Agent hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the Company, the Initial Shareholders and the Escrow Agent hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon each of the Company, the Initial Shareholders or the Escrow Agent may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 6.7 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon each of the Company, the Initial Shareholders and the Escrow Agent in any action, proceeding or claim.

6.3 Third Party Beneficiaries. Each of the Initial Shareholders hereby acknowledges that each of the Representatives is an intended third party beneficiary of this Agreement and this Agreement may not be modified or changed without the prior written consent of each of the Representatives.

6.4 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by each of the Representatives and the party against whom such change or modification is to be enforced. It may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

6.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.7 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

BBV Vietnam S.E.A. Acquisition Corp.
40 Woodland Street
Hartford, Connecticut 06105
Attn: Eric M. Zachs, President

If to an Initial Shareholder, to his or its address set forth in Exhibit B;

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Steven G. Nelson, Chairman

A copy of any notice sent hereunder shall be sent to:

Ladenburg Thalmann & Co. Inc.
153 East 53rd Street, 49th Floor
New York, New York 10022

and:

Chardan Capital Markets, LLC
17 State Street, Suite 1600
New York, New York 10004

and:

Mintz Levin Cohn Ferris Glovsky and Popeo, PC
666 Third Avenue
New York, New York 10174
Attn: Kenneth R. Koch, Esq.
Fax: (212) 983-3115

and:

Richardson & Patel LLP
405 Lexington Avenue
New York, New York 10174
Attn: Jody R. Samuels, Esq.
Fax: (212) 907-6687

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

 6.8 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate its Initial Business Combination, as described in the Prospectus, within the time period(s) specified in the Prospectus.

(Remainder of page intentionally left blank. Signature page to follow.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BBV VIETNAM S.E.A. ACQUISITION CORP.

By:
Eric M. Zachs, President

THE INITIAL SHAREHOLDERS:

Robert H.J. Lee	Eric M. Zachs

Nguyen Thi Quynh Anh	Mai Anh

Nguyen Tien Dzung	Ying Luo

Fangfan Yang	Lei Ding

Dawn L. Griswold	Yuke Wang

Yan Chen	Nguyen Do Tung Cuong

Chaoyong Wang	Eliezer R. Katz

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY

By:
Steven G. Nelson, Chairman

[Signature Page to BBV Vietnam Stock Escrow Agreement]

EXHIBIT A

“Fee Schedule”

EXHIBIT B

Name and Address[1] of Initial Shareholder	Number of Shares	Stock Certificate Number	Date of Insider Letter
Robert H.J. Lee
Eric M. Zachs
Nguyen Thi Quynh Anh
Mai Anh
Nguyen Tien Dzung
Ying Luo
Fangfang Yang
Lei Ding
Dawn L. Griswold
Yuke Wang
Yan Chen
Nguyen Do Tung Cuong
Chaoyong Wang
Eliezer R. Katz

1All addresses c/o BBV Vietnam S.E.A. Acquisition Corp., 40 Woodland Street, Hartford, CT 06105.